EXHIBIT 5.1

May 31, 2007

PrivateBancorp, Inc.
70 West Madison, Suite 900
Chicago, Illinois 60602

Ladies and Gentlemen:

We have acted as counsel for PrivateBancorp, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of (i) $115,000,000 aggregate principal amount of its 3 5/8% Contingent Convertible Senior Notes due 2027 (the “Notes”) issued under that certain Indenture, dated as of March 14, 2007 (the “Indenture”), by and between the Company and LaSalle Bank National Association, as trustee (the “Trustee”), and (ii) shares (the “Shares”) of the Company’s common stock, without par value (the “Common Stock”), that may be issued upon conversion of the Notes pursuant to the Indenture, in each case, as contemplated by that certain Registration Rights Agreement, dated as of March 14, 2007 (the “Registration Rights Agreement”), by and among the Company and the initial purchaser named therein. The Notes and the Shares are to be offered and sold by certain securityholders of the Company.

In connection with the opinions expressed below, we have examined originals, or copies identified to our satisfaction, of such agreements, documents and certificates of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions, including without limitation (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, as currently in effect, (ii) the Amended and Restated By-laws of the Company, as currently in effect, (iii) the Indenture with respect to the Notes in the form filed with the Commission, (iv) the Notes, and (v) the Registration Rights Agreement. In such examination, we have assumed (a) the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies; (b) that the parties thereto, other than the Company, had the power to enter into and perform all obligations thereunder; and (c) the due authorization, other than by the Company, by all requisite corporate or other action and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. Further, we have assumed that (i) the Notes and Shares will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the prospectus contained in the Registration Statement (the “Prospectus”) and any applicable prospectus supplements, (ii) the Notes were duly authenticated by the Trustee, and (iii) the certificates, if any, evidencing the Shares will be manually signed by one of the authorized officers of the transfer

PrivateBancorp, Inc.
May 31, 2007

agent and registrar for the Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock.

Based on the foregoing, it is our opinion that (i) the Notes constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and entitled to the benefits of the Indenture; and (ii) with respect to the Shares, based on the number of shares of common stock of the Company outstanding on the date hereof, and assuming that not more than 4.4 million Shares are issued in accordance with the terms of the Indenture (subject to adjustment as a result of any stock split, stock dividend, recapitalization or other similar event), if and when the Shares are so issued and delivered against surrender of the converted Notes in accordance with the terms of Notes and the Indenture, the Shares will be legally issued, fully paid and nonassessable.

Insofar as the foregoing opinions relate to the enforceability of any instrument, such enforceability is subject to (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, rehabilitation, moratorium, marshaling and other laws affecting the enforcement generally of creditors’ rights and remedies, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), applicable law relating to fiduciary duties, and judicial imposition of an implied covenant of good faith and fair dealing. No opinion is given herein as to the availability of specific performance or equitable relief of any kind.

In rendering the opinions set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the statutory laws and regulations of the State of New York, in each case as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction or as to any local or municipal laws, ordinances, rules or regulations, or as to any state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement and related Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder, Price, Kaufman & Kammholz, P.C.

VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.